UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 25, 2009

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On September 28, 2009, we filed a Current Report on Form 8-K (the “Original 8-K”) announcing, among other things, that we terminated the employment of our president and chief executive officer, Harry Stylli, Ph.D., and that our board of directors had requested that Dr. Stylli resign as a director. The purpose of this Amendment No. 1 to the Original 8-K is to supplement the disclosure in the Original 8-K to include disclosure of the resignation of Dr. Stylli as a director on September 28, 2009 after the Original 8-K was filed. In accordance with Rule 12b-15 of the Securities Exchange Act of 1934, as amended, the complete text of Item 5.02, as amended, is set forth below.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2009, we terminated the employment of our president and chief executive officer, Harry Stylli, Ph.D., and our senior vice president of research and development, Elizabeth Dragon, Ph.D., effective immediately. In connection with the termination of his employment, our board of directors requested that Dr. Stylli resign as a director. Dr. Stylli submitted his resignation as a director effective immediately on September 28, 2009. On September 25, 2009, Paul Hawran informed us that he is resigning as our chief financial officer effective immediately.

Our board of directors has appointed Harry F. Hixson, Jr., Ph.D., to serve as our interim chief executive officer effective September 28, 2009. Dr. Hixson who is 71 years old has been our chairman of the board of directors since 2003. He also currently serves as the chairman of the board of directors of BrainCells, Inc., a biopharmaceutical company focused on central nervous system drug development that he co-founded, where he was chief executive officer from September 2004 until September 2005. Dr. Hixson served as chief executive officer of Elitra Pharmaceuticals, Inc., a biopharmaceutical company focused on anti-infective drug development, from February 1998 until May 2003. He joined Amgen, Inc. in 1985 and served as president and chief operating officer and as a member of its board of directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including vice president of its diagnostic products business group and vice president of research and development in its diagnostics division. Dr. Hixson also is a director of Arena Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc., and Novabay Pharmaceuticals. Dr. Hixson received his Ph.D. in physical biochemistry from Purdue University and his M.B.A. from the University of Chicago. Dr. Hixson’s annual salary for service as our interim chief executive officer has been set at $475,000. The target level for Dr. Hixson’s annual bonus was set at 50% of his base salary although his bonus for 2009 has been prorated and will be paid provided he continues as chief executive officer through the end of 2009. Dr. Hixson has been added to our change in control severance benefit plan, which is more fully described in our proxy statement filed with the Securities and Exchange Commission on April 8, 2009, as a Tier I participant. Dr. Hixson has not been granted an equity award in connection with his appointment, but we anticipate that the compensation committee of our board of directors will meet to consider and approve an equity award no later than the next regularly scheduled meeting of our board of directors in October.

Our board of directors has appointed Ronald M. Lindsay, Ph.D., to serve as our interim senior vice president of research and development effective September 28, 2009. Dr. Lindsay who is 61 years old has been a director since 2003. He currently operates Milestone Consulting, a biopharmaceutical consulting firm. Dr. Lindsay served as vice president, research and development, and chief science officer of diaDexus Inc., a biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various senior management roles with Millennium Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist. He is a director of Arqule Inc., and HistoRx Inc. Dr. Lindsay received his Ph.D. in biochemistry from the University of Calgary. Dr. Lindsay’s annual salary for service as our interim senior vice president of research and development has been set at $325,000. The target level for Dr. Lindsay’s annual bonus was set at 25% of his base salary although his bonus for 2009 has been prorated and will be paid provided he continues as senior vice president of research and development through the end of 2009. Dr. Lindsay has been added to our change in control severance benefit plan as a Tier II participant. Dr. Lindsay has not been granted an equity award in connection with his appointment, but we anticipate that the compensation committee will meet to consider and approve an equity award no later than the next regularly scheduled meeting of our board of directors in October.

Our board of directors has designated Justin J. File as our principal financial and accounting officer effective September 28, 2009. Mr. File who is 39 years old has been our controller since March 2007. He was assistant controller at Applied Micro Circuits Corporation, a communications semiconductor company, from November 2005 until March 2007. Mr. File was employed by Siegfried Resources, LLC, a provider of accounting and finance professionals on a temporary basis, from January 2005 until November 2005. He was controller, manager of finance and administration and treasurer of ESI U.S. Holdings, a provider of digital simulation software for prototyping and manufacturing processes, from July 2003 until January 2005. Mr. File is a certified public accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: October 7, 2009	By:	/s/ CLARKE W. NEUMANN
Clarke W. Neumann
Vice President and General Counsel

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